SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 13, 2013

TEXAS VANGUARD OIL COMPANY
(Exact name of registrant as specified in its charter)

Texas	000-24778	74-2075344
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9811 Anderson Mill Rd., Suite 202, Austin, Texas 78750
(Address of principal executive office)
Issuer's telephone number:   (512) 331-6781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Entry of Option to Sell Oil and Gas Assets

On September 13, 2013, Texas Vanguard Oil Company entered into an Option Agreement with Trivista Energy LLC.  The agreement gives Trivista the right to purchase the oil and gas properties for which the Company serves as operator (the “operated properties”) for $10,000,000 within 30 days after granting the option.  The operated properties comprise a majority of the oil and gas assets owned by the Company.  The Company has no debt associated with the operated properties, and if the option is exercised, the purchase price (after paying expenses associated with the sale) will be added to the working capital of the Company to be used for operations and, possibly, additional acquisitions.

Trivista is a recently organized company which was formed to engage in the oil and gas business.  Neither Trivista nor any of its owners, officers or managers have any relationship with Texas Vanguard or its officers, directors or affiliates.

The option agreement provides that Trivista will have access to Texas Vanguard’s books and may inspect the operated properties for the purpose of performing a due diligence review of the operated properties prior to deciding whether to exercise the option.  If the option is exercised, the purchase of the properties will occur on or before October 14, 2013, with an effective date of transfer of the properties of October 1, 2013.

The option agreement provides that, if the option is exercised, the purchase price will be paid in two installments of $2,000,000 upon closing of the purchase, with the remainder to be paid on January 3, 2014.  Payment of the second installment will be secured by a letter of credit issued by a national banking association with at least $1 billion in total assets.  Texas Vanguard will also be paid a per diem operating fee of $6,500 per day for operating the wells on the operated properties between the effective date of October 1 and the closing date of the purchase.

The option agreement contains standard representations and warranties of the parties concerning their authority to enter into the option and to consummate the transactions contemplated by the option agreement, including the purchase and sale of the operated properties.  If Trivista exercises its option, the obligations of the parties to consummate the purchase transaction are subject to termination by either party if an order, judgment, injunction, ruling, subpoena, writ or award issued, made, entered or rendered by any court, administrative or regulatory agency, governmental authority or arbitrator is in effect that prohibits or makes illegal the consummation of the sale, or by Trivista if a material adverse change occurs with respect to the operated properties as a whole.

Texas Vanguard’s management is considering the best uses of the cash to be derived from the purchase, including acquisition of additional properties, distributions to shareholders in the form of a dividend or a self-tender offer.

Item 9.01                      Financial Statements and Exhibits

10.1           Option Agreement between Texas Vanguard Oil Company and Trivista Energy, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 13, 2013	Texas Vanguard Oil Company

/s/ William G Watson
William G. Watson, President